Exhibit 10.2
May 11, 2026
John DiLullo
Re: Offer Letter
Dear John,
On behalf of PagerDuty, Inc. (the “Company”), I am pleased to offer you the position of Chief Executive Officer (“CEO”) of the Company on the terms set forth in this letter agreement (this “Agreement”). We believe that you will contribute greatly to the success of the Company.
1.Position; Location.
(a)You will serve as CEO of the Company. As the CEO, you will report solely and directly to the Company’s Board of Directors (the “Board”).
(b)While serving as CEO of the Company, you will be nominated to serve as a member of the Board of Directors of the Company (the “Board”), such service to be subject to stockholder approval in accordance with the Company’s certificate of incorporation and bylaws. You shall not be entitled to any additional compensation in respect of your service on the Board.
(c)You agree that, to the best of your ability and experience, you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that (i) you will devote substantially all of your business time and attention to the business of the Company, (ii) the Company will be entitled to all of the benefits and profits arising from or incident to all such work services, (iii) you will not render commercial or professional services of any nature to any person or organization without the prior written approval of the Board, and (iv) you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Notwithstanding the above, you may continue, on your own time, at your own expense and so as to not interfere with your duties and responsibilities at the Company to (i) serve on boards of directors (or similar governing bodies) on which you serve as of the date hereof, which are set forth on Exhibit A, which the Company agrees are not competitive entities based on their respective businesses as conducted as of the date hereof, provided, further, that you may not serve on any additional boards of directors (or similar governing bodies), regardless of whether such additional board service would increase the total number of boards on which you serve, without the Company’s prior written approval, (ii) accept speaking or presentation engagements in exchange for honoraria, and (iii) participate in civic, educational, charitable or fraternal organizations. This Agreement does not prevent you from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange and is a competitor or potential competitor of the Company.
(d)Your principal place of employment will be at the Company’s headquarters in San Francisco, California. You may be required to travel for business purposes from time to time, consistent with the needs of the Company.
2.Start Date. The effective date of your full-time employment will be May 11, 2026. Your employment with the Company will be for an indefinite period and will continue until terminated in accordance with this Agreement.
3.Compensation.
(a)Base Salary. You will be paid a monthly salary at a rate of $50,000, which is equivalent to $600,000 on an annualized basis, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures and subject to applicable withholding.
(b)Annual Bonus. You will be eligible to earn an annual bonus of $600,000 (subject to applicable withholding) under the Company’s Short-Term Incentive Program based on achievement of objective and subjective performance criteria agreed upon by you and the Board; provided that, with respect to the Company’s 2027 fiscal year only, your annual bonus will be pro-rated, with a minimum bonus payment in respect of the Company’s 2027 fiscal year in an amount equal to $300,000. Any annual bonus will be paid as soon as reasonably practicable following the end of the applicable fiscal year (and in any event by April 15 following the end of the applicable fiscal year). You shall be eligible to receive such bonus if the applicable objectives and milestones are achieved while you remain employed by the Company, and you remain in employment with the Company until the payment date of the bonus. For the avoidance of doubt, in the event that your employment with the Company terminates for any reason prior to the payment date of a bonus, you will not earn or be paid such bonus. The Company, in its sole discretion based on achievement of objective and subjective performance criteria agreed upon by you and the Board, will determine whether you have earned a bonus (or portion thereof), and its determination will be final and binding.
(c)Annual Review. Your compensation will be reviewed by the Board or the Compensation Committee (the “Compensation Committee”) of the Board annually.
(d)Equity Awards. In connection with the commencement of your employment, you shall be eligible to receive the equity awards set forth in Exhibit B, in each case subject to approval by the Board or the Compensation Committee, pursuant to the terms and conditions of the PagerDuty, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) and the applicable award agreement governing such awards. For clarity, the awards set forth in Exhibit B shall be one-time awards, and beginning in April 2027, you will be eligible to receive additional equity-based awards as determined by the Compensation Committee from time to time in its discretion.
4.Benefits. As an employee, you will be eligible to receive employee benefits consistent with those generally provided to other senior executives of the Company.

5.Termination; Severance Benefits. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; provided, that you endeavor to give the Company at least two (2) weeks’ advance written notice of your resignation. Likewise, the Company may terminate your employment at any time, with or without Cause or advance notice.
(a)General. Upon any termination of your employment, you shall be eligible to receive those payments required to be made to you by law. This includes payment of salary earned through the date of your termination and accrued but unused paid time off to the extent payment for such unused paid time off is required by the Company’s paid time off policy or by law. You may also be entitled to benefits or payments under the terms of certain plans in which you participated, which payments will be determined by the provisions of the governing plan documents.
(b)Qualifying Termination. Except as otherwise set forth in Section 5(c), in the event that the Company terminates your employment for a reason other than Cause (not including a termination due to death or Disability) or you resign for Good Reason (either, a “Qualifying Termination”), subject to your satisfaction of the Conditions (as defined below) before the Deadline (as defined below), the Company will provide you with the following severance payments and benefits, in each case, less applicable deductions and withholdings: (i) a lump sum cash payment equal to the sum of your annual base salary and target annual bonus opportunity, in each case as in effect on the date of such Qualifying Termination; (ii) the treatment of your then outstanding equity awards as set forth in Exhibit B; (iii) a prorated amount of your target annual bonus opportunity from the beginning of the Company’s fiscal year until the date of your Qualifying Termination, payable in a lump sum; and (iv) provided you timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay directly or reimburse your COBRA premiums for a period of twelve (12) months following the date of your Qualifying Termination.
(c)Qualifying Termination Within Change in Control Period. In the event of your Qualifying Termination during the period that commences three (3) months before and ends twenty-four (24) months after a Change in Control (such period, the “Change in Control Period”), the Company will provide you with the following severance payments and benefits, in each case, less applicable deductions and withholdings: (i) a lump sum cash payment equal to one and one-half (1.5) times the sum of your annual base salary and target annual bonus opportunity; (ii) the treatment of your then outstanding equity awards as set forth in Exhibit B; (iii) a prorated amount of your target annual bonus opportunity from the beginning of the Company’s fiscal year until the date of your Qualifying Termination, payable in a lump sum; and (iv) provided you timely elect continued group health plan coverage under COBRA, the Company shall pay directly or reimburse your COBRA premiums for a period of eighteen (18) months following the date of your Qualifying Termination; provided that in each case of clauses (i) and (iii), annual base salary and target annual bonus opportunity shall be determined based on the rates in effect as of immediately prior to your Qualifying Termination or immediately prior to the Change in Control, whichever is greater.
(d)Payment. The cash amounts payable pursuant to Section 5(b) or Section 5(c) are referred to hereafter as collectively, the “Severance.” The Severance will be paid in a single lump sum on the Company’s first regular payroll date (the “Initial Payment Date”) that occurs following the effective date of the Release (as defined in Section 5(i)), provided that (i) the Initial Payment Date shall be no later than the fifteenth (15th) day of the third month following the end of the later of the Company’s or your taxable year in which the Qualifying Termination occurs, and (ii) in the event your Qualifying Termination occurs within the Change in Control Period and prior to the consummation of a Change in Control, you initially shall be entitled to the severance payments and benefits set forth in Section 5(b) (with any Severance payable on the Initial Payment Date) and shall, upon the occurrence of the Change in Control, become entitled to the additional severance payments and benefits set forth in Section 5(c) to the extent not already paid or provided (for clarity, the treatment of equity awards in such event is set forth in the immediately preceding paragraph). For the avoidance of doubt, the amounts payable under Section 5(c) shall not be in duplication of any amounts paid under Section 5(b).
(e)Cause. For purposes of this Agreement, “Cause” shall mean (i) the conviction of, or the entering a plea of guilty or no contest to or for, any felony, (ii) the commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company or other similar conduct materially harmful or potentially materially harmful to the Company’s best interest, as determined by the Board, in its reasonable sole discretion, (iii) the commission of a material breach of any of the covenants, representations, terms or provisions of the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement or this Agreement or (iv) the willful and repeated failure to perform assigned duties or responsibilities as the Company’s CEO, which failure is not corrected by you within ten (10) days of written notice from the Board thereof; provided that in each case of clauses (ii) through (iv), the applicable conduct must be willful (i.e., carried out in bad faith or without reasonable belief that such conduct was in the best interests of the Company and its subsidiaries) and materially and demonstrably injurious to the Company and its subsidiaries, taken as a whole. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, after a Change in Control, any arbitrator, court or tribunal that adjudicates any dispute, controversy or claim in connection with this Agreement shall apply a de novo standard of review to any determinations made by the Board or the Company or its affiliates concerning the existence of Cause or your entitlement to severance payments or benefits. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Board or any person or characterization of any decision by the Board or by such person as final, binding or conclusive on any party.
(f)Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without your written consent, (i) a material reduction of your duties or responsibilities relative to your duties or responsibilities in effect immediately prior to such reduction; (ii) a material reduction by the Company of your annual base salary or target annual bonus opportunity, in each case as in effect immediately prior to such reduction; (iii) your relocation to a facility or a location more than thirty (30) miles from your then current location which increases your commute time from your principal residence (for the avoidance of doubt, not including any business travel contemplated by Section 1(d)); or (iv) any material breach by the Company of this Agreement.
(g)Change in Control. For the purposes of this Agreement, a “Change in Control” shall have the meaning given to “Change in Control” in the 2019 Plan, provided that, notwithstanding the language in the 2019 Plan, a definition of “Change in Control” (or any analogous term) in an individual written agreement between you and the Company or any Affiliate (as defined in the 2019 Plan) will not supersede the definition set forth in the 2019 Plan with respect to this Agreement. If a Change in Control (based on the definition thereof as of the time of the event constituting a Change in Control) occurs, the term “Change in Control” may not be subsequently modified in a manner that would cause the event constituting a Change in Control to not so qualify.
(h)Disability. For purposes of this Agreement, “Disability” shall mean that you have been unable to perform your duties hereunder as the result of incapacity due to physical or mental illness, and such inability, which continues for at least forty-five (45) consecutive calendar days or ninety (90) calendar days during any consecutive twelve-month period, if shorter, after its commencement, is determined to be total and permanent by a physician selected by the Company and its insurers and acceptable to you or to your legal representative (with such agreement on acceptability not to be unreasonably withheld).
(i)Release Condition. To receive the Severance, accelerated vesting of equity awards and COBRA premium benefits described in this Section 5, you must (i) execute a general release of all claims in the form attached hereto as Exhibit C (the “Release”), (ii) resign as a member of the Board and from all other positions you may hold with the Company and its affiliates, and (iii) return all property of the Company in your possession (with (i), (ii) and (iii) collectively, the “Conditions”), all occurring within twenty-one (21) days (or forty-five (45) days if required by the federal Age Discrimination in Employment Act) following the date on which you receive the Release from the Company (the “Deadline”).
(j)Full Settlement. The payments and benefits provided under this Section 5 shall be in full satisfaction of the obligations of the Company and its affiliates to you under this Agreement or any other plan, agreement, policy or arrangement of the Company and its affiliates upon your termination of employment, and in no event shall you be entitled to severance pay or benefits beyond those specified in this Section 5.
(k)No Mitigation. You are not required to seek other employment or to attempt in any way to reduce any amounts otherwise payable to you under this Agreement.
6.Section 409A. Notwithstanding anything to the contrary in the foregoing, in the event that you qualify as a “specified employee” of a publicly traded company, as defined by Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”), then solely to the extent required to avoid the imposition of additional taxes on you under Section 409A, the payment of any severance pursuant to Section 5 shall be delayed until the earlier of the date that is at least six months and one day following the date upon which you become entitled to such severance payment or your earlier death. Upon the first business day after such earlier date, all payments deferred pursuant to this Section 6 shall be paid in a lump sum to you or your estate, and any remaining payments due under this Agreement shall be paid as otherwise provided herein. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Notwithstanding any other provision of this Agreement, with respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement); (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. If reasonably requested by the Company or you, the parties shall amend or modify this Agreement in order to comply with the provisions of Section 409A, to the extent applicable.
7.Section 280G. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit you would receive from the Company pursuant to this Agreement or otherwise (a “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” will be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (ii) the total amount of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in you receiving, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit to you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced by mutual agreement of the parties. If deemed necessary for compliance with Section 409A, any reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. To the extent any such payment is to be made over time (e.g., in installments), then the Payments shall be reduced in reverse chronological order. In no event will the Company or any stockholder be liable to you for any amounts not paid as a result of the operation of this Section 7. All determinations under this Section 7 shall be made by a nationally recognized certified public accounting firm or other professional organization that is selected by the Company prior to a Change in Control for the purpose of making such determinations (which firm shall not, without your consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control) and shall be binding upon the Company and you. In connection with the determinations contemplated by this Section 7, the Company shall reimburse you in an amount of up to $50,000 for reasonable legal and professional fees you may incur in connection with the preparation and/or review of an analysis relating to Section 280G of the Code, including any required calculations or determinations.

8.Confidentiality Agreement. As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the Company’s form of At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, which prohibits unauthorized use or disclosure of Company proprietary information, among other obligations, and you will be bound by the Company’s Code of Conduct. Notwithstanding the foregoing, the Company hereby informs you that, notwithstanding any provision of this Agreement or the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In addition, notwithstanding anything in this Agreement or the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement to the contrary, nothing in this Agreement or the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement shall impair your rights under the whistleblower provisions of any applicable federal, state or local law or regulation or, for the avoidance of doubt, limit your right to receive an award for information provided to any government authority under such law or regulation.
9.Indemnification. The Company shall indemnify you to the fullest extent allowed by law, in accordance with the terms of the Company’s Certificate of Incorporation and Bylaws, subject to the terms and conditions of the Company’s form of Indemnification Agreement for executive officers, and provide customary coverage for you under a directors & officers liability insurance policy to the extent such coverage and policy are provided to the other directors and officers of the Company.
10.Miscellaneous Provisions.
(a)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflicts of law.
(b)Counterparts. This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(c)Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without such provision.
(d)Representations. You represent that you are not subject to any contractual or other restrictions (including any non-competition, non-solicitation, confidentiality or similar obligations to any prior employer or other person) that would impair your ability to provide services to the Company.
(e)Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.
(f)Arbitration. Except as provided below, you agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration, to the extent permitted by law, to be held in San Francisco County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.
(g)Legal Fees for Arbitration. The Company agrees to pay as incurred (within ten (10) days following the Company’s receipt of an invoice from you), at any time following a Change in Control and to the full extent permitted by law, all arbitration and legal fees and expenses that you may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, you or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof whether such contest is between the Company and you or between either of you and any third party, plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code determined as of the date such legal fees and expenses were incurred; provided that you shall repay to the Company any such legal fees and expenses if your claims are found by a court or arbitral tribunal of competent jurisdiction to be frivolous or brought in bad faith.
YOU HAVE READ AND UNDERSTAND THESE PROVISIONS, WHICH DISCUSS ARBITRATION. YOU UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU AGREE TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS LETTER, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION TO THE EXTENT PERMITTED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF YOUR RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:
(i)ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION;

NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;
(ii)ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL, STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE FAIR LABOR STANDARDS ACT;
(iii)ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION, SUBJECT TO APPLICABLE LAW.
To accept the terms of this Agreement, please sign and date this Agreement in the space provided below. A duplicate original is enclosed for your records. This Agreement, together with your At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement and any equity award agreements you may enter into, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written, including without limitation that certain term sheet setting forth a summary of the material terms of this Agreement; provided, that certain Sign-On Bonus Letter Agreement by and between you and the Company dated as of the date hereof shall not be superseded and shall remain in effect. This Agreement may not be modified or amended except by a written agreement signed by you and an authorized member of the Board (other than you).
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

PagerDuty, Inc.
By:    /s/ Zachary Nelson
Zachary Nelson, Chair of the Compensation
    Committee of the Board

Agreed and Accepted:
/s/ John DiLullo
John DiLullo
[Signature Page to Offer Letter]

EXHIBIT A
OUTSIDE BOARDS
1. D-Wave Systems, NYSE: QBTS Board Member
2. Tetrate.io, (Privately Held) Board Advisor
3.Palmilla Mexico, Home Owner Association (Non-profit) Board Member
4.Villanova University, (Non-profit) Engineering Advisory Board Member
5.Deepwatch, Inc. (Privately Held) Board Member/Advisor

EXHIBIT B
EQUITY AWARDS
1. Grant of Equity-Based Awards. Pursuant to Section 3(d) of the Agreement, you will be eligible to be granted the following equity-based awards with an aggregate target value of $19,000,000, subject in each case to approval by the Board or the Compensation Committee and pursuant to the terms and conditions of the 2019 Plan and the applicable award agreements, except as otherwise set forth herein. The number of shares of Common Stock (as defined in the 2019 Plan) subject to the equity awards granted pursuant to this Exhibit B will be determined by dividing (i) the target value of each such award, by (ii) $8.49, rounded down to the nearest whole number.
(a)Sign-On RSU Grant. You shall be granted a restricted stock unit award with a target value of $7,000,000 (the “Sign-On RSU Grant”) on or around your Start Date. The Sign-On RSU Grant will vest over four years, with twenty-five percent (25%) vesting on April 2, 2027 and the remaining seventy-five percent (75%) vesting in twelve (12) equal quarterly installments thereafter, in each case, subject to your continued employment with the Company through the applicable vesting date, except as otherwise provided in this Exhibit B.
(b)PSU Grant. You shall be granted a performance-based restricted stock unit award with a target value of $7,000,000 (the “PSU Grant”) on or around your Start Date. One-third (1/3) of the PSU Grant (i.e., with a target value of $2,333,333.33) (the “rTSR PSUs”) will be eligible to be earned based on the Company’s weighted total shareholder return from your Start Date through April 2, 2027, as determined by the Board relative to the BVP NASDAQ Emerging Cloud Index “EMCLOUD” Index (“rTSR”), with payout opportunities ranging from fifty percent (50%) to two hundred percent (200%) of target based on rTSR performance achievement as set forth below, with cliff vesting at each applicable payout level:

rTSR	rTSR PSU Payout
0 – 24.9%	50%
24.9% – 49.9%	100%
49.9% – 74.9%	150%
75% and higher	200%

The rTSR PSUs, to the extent earned, will fully vest on April 2, 2027, subject to your continued employment with the Company through such date, except as otherwise provided in Section 2 or Section 3 of this Exhibit B. For clarity, in no case will fewer than 50% of the rTSR PSUs originally granted be earned.

The remaining two-thirds (2/3) of the PSU Grant shall vest ratably over the subsequent two fiscal years of the Company (i.e., one-third (1/3) of the PSU Grant shall be eligible to vest on each of April 2, 2028 and April 2, 2029), with an annual target value of $2,333,333.33 per fiscal year, based on the achievement of annual performance criteria established under the

Company’s operating plan for each such fiscal year, as determined by the Board.
(c)Market-Based RSU Grants. You shall be eligible for two market-based restricted stock unit awards (each, a “Market-Based RSU Grant”) on the terms set forth below.
(i)First Market-Based RSU Grant. You shall be eligible for a restricted stock unit award with a target value of $2,500,000 (the “First Market-Based RSU Grant”), to be granted as soon as reasonably practicable following the first date occurring more than sixty (60) trading days after your Start Date on which the average of the closing price per share of Common Stock on the NYSE for the preceding sixty (60) trading days equals or exceeds $10.00, provided that such Common Stock price is certified by the Board or Compensation Committee as having been achieved in a manner aligned with the Company’s strategy and consistent with the Company’s business plan (as developed in consultation with the Company’s management and approved by the Board). If the applicable stock price threshold is not achieved prior to the third (3rd) anniversary of your Start Date, the First Market-Based RSU Grant will not be granted, and your opportunity to receive the First Market-Based RSU Grant shall be forfeited.
(ii)Second Market-Based RSU Grant. You shall be eligible for a restricted stock unit award with a target value of $2,500,000 (the “Second Market-Based RSU Grant”), to be granted as soon as reasonably practicable following the first date occurring more than sixty (60) trading days after your Start Date on which the average of the closing price per share of Common Stock on the NYSE for the preceding sixty (60) trading days equals or exceeds $13.00, provided that such Common Stock price is certified by the Board or Compensation Committee as having been achieved in a manner aligned with the Company’s strategy and consistent with the Company’s business plan (as developed in consultation with the Company’s management and approved by the Board). If the applicable stock price threshold is not achieved prior to the fifth (5th) anniversary of your Start Date, the Second Market-Based RSU Grant will not be granted, and your opportunity to receive the Second Market-Based RSU Grant shall be forfeited.
(iii)General. The Market-Based RSU Grants, if granted, shall each vest over four (4) years following the applicable grant date, with twenty-five percent (25%) of each such Market-Based RSU Grant being immediately vested on the applicable grant date, and the remaining seventy-five percent (75%) of each such Market-Based RSU Grant vesting in twelve (12) equal quarterly installments thereafter, in each case, subject to your continued employment with the Company through the applicable vesting date, except as otherwise provided in Section 2 or Section 3 of this Exhibit B.
2.Qualifying Termination. Pursuant to Section 5(b)(ii) of the Agreement, in the event you experience a Qualifying Termination not within the Change in Control Period, subject to your satisfaction of the Conditions before the Deadline, fifty percent (50%) of the shares of Common Stock originally subject to each then outstanding and unvested equity award (or such lesser amount that remains outstanding) that remains subject solely to time-based vesting as of the date of such Qualifying Termination shall accelerate vesting, which for clarity shall consist of (a) your Sign-On RSU Grant, (b) your rTSR PSUs, to the extent the rTSR condition was previously achieved, (c) your Market-Based RSUs, to the extent the applicable stock price threshold was previously achieved, and (d) any additional equity awards subject solely to time-based vesting that may be granted following the date of this Agreement (collectively, your “Time-Based Equity Awards”). For the avoidance of doubt, in
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the event of any Qualifying Termination not within the Change in Control Period, any portion of your PSU Grant that remains subject to performance-based vesting conditions, and any Market-Based RSU Grant for which the applicable stock price threshold has not previously been achieved, will be forfeited.
3.Qualifying Termination Within Change in Control Period. Pursuant to Section 5(c)(ii) of the Agreement, in the event you experience a Qualifying Termination within the Change in Control Period, subject to your satisfaction of the Conditions before the Deadline, the Company will provide you with the following severance payments and benefits, in each case, less applicable deductions and withholdings: (a) one hundred percent (100%) of your then outstanding and unvested Time-Based Equity Awards shall accelerate vesting; (b) the Company will provide you with a lump sum cash payment (or a number of shares of Common Stock of equivalent value) in respect of your PSU Grant equal to the product of (x) $2,333,333.33, multiplied by (y) the number of fiscal years, if any, for which the applicable performance criteria have not previously been determined; (c) to the extent not treated as a Time-Based Equity Award, a lump sum cash payment (or a number of shares of Common Stock of equivalent value) in respect of your First Market-Based RSU Grant equal to $2,500,000, provided, that the price per share of Common Stock in such Change in Control transaction equals or exceeds $10.00 and such Qualifying Termination occurs prior to the thirty-six (36)-month anniversary of your Start Date; and (d) to the extent not treated as a Time-Based Equity Award, a lump sum cash payment (or a number of shares of Common Stock of equivalent value) in respect of your Second Market-Based RSU Grant equal to $2,500,000, provided, that the price per share of Common Stock in such Change in Control transaction equals or exceeds $13.00 and such Qualifying Termination occurs prior to the fifth (5th) anniversary of your Start Date. If your Qualifying Termination occurs within the Change in Control Period and prior to the consummation of a Change in Control, then notwithstanding the terms of the 2019 Plan and applicable award agreements, your unvested, outstanding Time-Based Equity Awards (or any equity awards that may become subject solely to time-based vesting if they were to remain outstanding for an additional three (3) months) will remain outstanding for a period of up to three (3) months to allow for the potential acceleration described herein (which acceleration, for clarity, will occur upon the Change in Control), with the treatment of equity awards that are not Time-Based Equity Awards subject to the terms of the applicable award agreements. The treatment of your equity awards set forth in this Section 3 of this Exhibit B shall be in full satisfaction of your rights under each applicable equity award agreement, and following the payment to you of amounts owed under this Section 3 of this Exhibit B, you shall have no further rights with respect to the Sign-On RSU Grant, PSU Grant, Market-Based RSU Grants, or other equity awards you may have been granted following the date hereof, except as otherwise set forth in an applicable award agreement.
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EXHIBIT C

FORM OF RELEASE
In consideration for the payments and benefits to be provided pursuant to Section 5 of the Offer Letter and exhibits thereto (the “Agreement”) entered into by and between John DiLullo (“Executive”) and PagerDuty, Inc., a Delaware corporation (the “Company”), with an effective date of May 11, 2026, Executive agrees to the following release of claims (this “Release Agreement”):
(a)Executive acknowledges that Executive’s last day of employment with the Company will be [DATE] (such date, the “Termination Date”), and that as of the Termination Date, Executive shall cease to hold all positions as an employee, officer or director of the Company and its affiliates.
(b)Executive represents that Executive has not filed, and will not voluntarily file, any complaints, charges or lawsuits against the Company or against any Releasee (as defined below) with any governmental agency, other governmental body, or any court, based on any event or circumstance occurring on or prior to the Termination Date.
(c)Executive expressly waives all claims, whether known or unknown, against the Company and releases the Company, and any of the Company’s past, present or future parent, affiliated, related, and/or subsidiary entities, and all of the past and present directors, stockholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with the Company (collectively, the “Releasees”), from any claims that Executive may have against the Company or the Releasees. It is understood that subject to the exceptions listed below, this release includes, but is not limited to, any claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, Executive’s employment with the Company or its subsidiaries or the termination thereof, including any claims for wages, employment benefits or damages of any kind whatsoever arising out of any legal restriction on the Company’s right to terminate employment, or any federal, state or other governmental statute or ordinance, including, without limitation, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the California Fair Employment and Housing Act, the California Labor Code, the California Family Rights Act, the California Equal Pay Act, the California Whistleblower Protection Act, and any other federal, state, or local law, statute, ordinance, regulation, or common-law doctrine relating to employment, compensation, benefits, discrimination, retaliation, or termination of employment, or any other legal limitation on the employment relationship (the “Release”); provided, however, notwithstanding anything to the contrary set forth herein, that this Release shall not extend to (i) benefit claims under employee benefit plans in which Executive is a participant by virtue of Executive’s employment with the Company or its subsidiaries, benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Release by Executive, or any rights Executive may otherwise have to receive vested amounts under any Company employee benefit plans, (ii) any rights to ownership as a stockholder of the Company (or any successor thereto), (iii) Executive’s rights under the Agreement, (iv) any claims Executive may have for indemnification pursuant to the Company’s certificate of incorporation, bylaws, law, contract, Company policy or any indemnification agreement between Executive and the Company, (v) any claims for coverage under any applicable directors’ and officers’ insurance policy in accordance with the terms of such policy, (vi) any claims to accrued, unpaid wages or unpaid reimbursements due to Executive, (vii) any rights to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, Securities and Exchange Commission or other similar federal or state administrative agencies or self-regulatory agencies, or (viii) any claims arising from events that occur solely after the date Executive signs this Release.
Nothing in this Release Agreement or in the Agreement shall prohibit or restrict Executive from responding to any inquiry, or otherwise communicating with, any federal, state or local administrative or regulatory agency or authority or participating in an investigation conducted by any governmental agency or authority, or restrict Executive’s rights under the whistleblower provisions of any applicable federal law or regulation, including Executive’s right to receive an award for information provided to any government authority under such law or regulation.
Executive acknowledges that Executive has read and understands Section 1542 of the Civil Code of the State of California (Section 1542), which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Executive waives and relinquishes any rights and benefits which Executive may have under Section 1542 or any similar statute or common law principle of any jurisdiction. Executive acknowledges that Executive may later discover facts different from, or in addition to, those Executive now knows or believes to be true with respect to the claims released in this Release, and agrees the release herein shall be and remain in effect in all respects as a complete release as to all matters released, notwithstanding any such different or additional facts.
Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA). Executive understands and warrants that Executive has been given a period of twenty-one (21) days to review and consider this Release or forty-five (45) days if Executive’s termination is part of a group reduction in force. Executive further warrants that Executive understands that, with respect to the release of age discrimination claims only, Executive has a period of seven days (7) after execution of this Release to revoke the release of age discrimination claims by notice in writing to the Company.
EXECUTIVE ACKNOWLEDGES ALL OF THE FOLLOWING:
(i)I HAVE CAREFULLY READ AND HAVE VOLUNTARILY SIGNED THIS RELEASE;
(ii)I FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS RELEASE, INCLUDING THE WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT;
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(iii)I ACKNOWLEDGE THAT THE CONSIDERATION PROVIDED TO ME IN EXCHANGE FOR THIS RELEASE IS IN ADDITION TO ANYTHING OF VALUE TO WHICH I AM ALREADY ENTITLED; AND
(iv)PRIOR TO SIGNING THIS RELEASE, I HAVE BEEN ADVISED OF MY RIGHT TO CONSULT, AND HAVE BEEN GIVEN ADEQUATE TIME TO REVIEW MY LEGAL RIGHTS WITH AN ATTORNEY OF MY CHOICE.
[Signature Page Follows]
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IN WITNESS WHEREOF, the parties have executed this Release Agreement as of the date set forth above.

PagerDuty, Inc.
By:
Zachary Nelson
    Chair of the Compensation Committee of the Board

NOT TO BE SIGNED PRIOR TO THE TERMINATION DATE:
Agreed and Accepted:
___________________________________
John DiLullo

Date:

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